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                                                                     EXHIBIT 5.1

                       FEDER, KASZOVITZ, ISAACSON, WEBER,
                            SKALA, BASS & RHINE, LLP
                              750 Lexington Avenue
                               New York, NY 10022
                               Tel: (212) 888-8200
                               Fax: (212) 888-7776


                                                                January 15, 2003


Ortec International, Inc.
3960 Broadway
New York, New York 10032

Gentlemen:

         We have acted as counsel for Ortec International, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company of a registration statement on Form S-2 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of 99,187,831 shares of the Company's common stock, par value $.001 per share (the "Shares"), being offered to the public by certain selling stockholders identified under the heading "Selling Stockholders" in the prospectus included as part of the Registration Statement.

         We have examined the Registration Statement, originals or copies, certified or otherwise identified to our satisfaction, of the Company's certificate of incorporation and by-laws, records of corporate proceedings, including minutes of meetings and written consents of the Company's Board of Directors and stockholders, certificates of public officials and officers and authorized representatives of the Company, and such other certificates, instruments and documents, and we have made such examination of law, as we have deemed necessary to render the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity to authentic originals of all documents submitted to us as copies hereof.

         Based on the foregoing, we are of the opinion that of the 99,187,831 Shares qualified by the Registration Statement for sale in the public securities markets:

         (1) 13,073,301 Shares have been duly authorized, validly issued, fully paid and non-assessable.

         (2) 11,563,652 Shares have been duly authorized and upon issuance pursuant to conversion of shares the Company's Series B Convertible Preferred Stock and /or


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                upon the exercise of the warrants granted by the Company to the
                Selling Stockholders and the Selling Stockholders payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

         (3) 74,550,878 Shares will, upon approval by the Company's shareholders of an amendment to the Company's certificate of incorporation increasing the number of shares of common stock which the Company is authorized to issue from 35,000,000 to 200,000,000, at a meeting of the Company's shareholders now scheduled for February 11, 2003, will be duly authorized, and thereafter upon issuance pursuant to the conversion of shares of the Company's Series B Convertible Preferred Stock and/or the exercise of warrants granted by the Company to the Selling Stockholders and the Selling Stockholders payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption the "Legal Matters" in the Registration Statement.

                                         Very truly yours,


                                         /s/ Feder, Kaszovitz, Isaacson, Weber,
                                         ---------------------------------------
                                         Skala, Bass & Rhine, LLP
                                         ------------------------
                                         FEDER, KASZOVITZ, ISAACSON, WEBER,
                                         SKALA, BASS & RHINE, LLP